                                                                     EXHIBIT 2.4

                            STOCK PURCHASE AGREEMENT

                            DATED AS OF JULY 8, 1997

                                  BY AND AMONG

                             STC BROADCASTING, INC.

                      ABILENE RADIO AND TELEVISION COMPANY

                                      AND

                                  THE SELLERS

                               TABLE OF CONTENTS

                                                                            Page
                         ARTICLE I.  PURCHASE OF SHARES   . . . . . . . . .    1
       1.1.  Purchase and Sale of Shares  . . . . . . . . . . . . . . . . .    1

                           ARTICLE II.  PURCHASE PRICE  . . . . . . . . . .    2
       2.1.  Purchase Price   . . . . . . . . . . . . . . . . . . . . . . .    2
       2.2.   Working Capital Adjustment  . . . . . . . . . . . . . . . . .    2
       2.3.   Earnest Money Escrow Deposit  . . . . . . . . . . . . . . . .    4
       2.4.   Certain Tax Matters   . . . . . . . . . . . . . . . . . . . .    4

                            ARTICLE III.  THE CLOSING . . . . . . . . . . .    4
       3.1.  Date of Closing  . . . . . . . . . . . . . . . . . . . . . . .    4

                   ARTICLE IV.  REPRESENTATIONS AND WARRANTIES  . . . . . .    5
       4.1.  Representations and Warranties of Sellers  . . . . . . . . . .    5
              4.1.1.  Authority   . . . . . . . . . . . . . . . . . . . . .    5
              4.1.2.  Effect of Agreement   . . . . . . . . . . . . . . . .    5
              4.1.3.  No Restrictions Against Sale of the Shares;
                      Required Consents   . . . . . . . . . . . . . . . . .    5
              4.1.4.  Title to Securities   . . . . . . . . . . . . . . . .    6
              4.1.5.  Litigation  . . . . . . . . . . . . . . . . . . . . .    6
       4.2.  Representations and Warranties of Sellers and the Company  . .    6
              4.2.1.  Organization and Good Standing of the Company   . . .    6
              4.2.2.  Authorization of Agreement; Binding Obligation  . . .    6
              4.2.3.  No Interest in Other Entities   . . . . . . . . . . .    7
              4.2.4.  No Restrictions on the Company; Required Consents   .    7
              4.2.5.  Capital Stock   . . . . . . . . . . . . . . . . . . .    7
              4.2.6.  No Third Party Options  . . . . . . . . . . . . . . .    8
              4.2.7.  Financial Statements  . . . . . . . . . . . . . . . .    8
              4.2.8.  Accounts Receivable   . . . . . . . . . . . . . . . .    8
              4.2.9.  FCC Matters   . . . . . . . . . . . . . . . . . . . .    8
              4.2.10.  Absence of Undisclosed Liabilities   . . . . . . . .    9
              4.2.11.  Contracts  . . . . . . . . . . . . . . . . . . . . .    9
              4.2.12.  Title to Assets  . . . . . . . . . . . . . . . . . .   10
              4.2.13.  Intellectual Property  . . . . . . . . . . . . . . .   10
              4.2.14.  Condition of Assets  . . . . . . . . . . . . . . . .   11
              4.2.15.  Real Property  . . . . . . . . . . . . . . . . . . .   11
              4.2.16.  Insurance  . . . . . . . . . . . . . . . . . . . . .   12
              4.2.17.  Conduct of the Business Since the Interim Balance
                       Sheet Date   . . . . . . . . . . . . . . . . . . . .   12

              4.2.18.  FCC Reports and Records  . . . . . . . . . . . . . .   13
              4.2.19.  Personnel Information  . . . . . . . . . . . . . . .   13
              4.2.20.  Employee Benefit Plans   . . . . . . . . . . . . . .   14
              4.2.21.  Litigation; Decrees  . . . . . . . . . . . . . . . .   15
              4.2.22.  Compliance With Law; Permits   . . . . . . . . . . .   16
              4.2.23.  Environmental Matters  . . . . . . . . . . . . . . .   16
              4.2.24.  Taxes  . . . . . . . . . . . . . . . . . . . . . . .   18
              4.2.25.  Commissions or Finders Fees  . . . . . . . . . . . .   19
              4.2.26.  Books and Records  . . . . . . . . . . . . . . . . .   19
              4.2.27.  Certain Business Practices and Regulations;
                       Potential Conflicts of Interest  . . . . . . . . . .   20
              4.2.28.  Disclosure   . . . . . . . . . . . . . . . . . . . .   20
              4.2.29.  Debt   . . . . . . . . . . . . . . . . . . . . . . .   21
       4.3.  Representations and Warranties of Purchaser  . . . . . . . . .   21
              4.3.1.  Corporate Organization  . . . . . . . . . . . . . . .   21
              4.3.2.  Authorization and Effect of Agreement   . . . . . . .   21
              4.3.3.  No Restrictions Against Purchase of the Shares  . . .   21
              4.3.4.  Qualification of Purchaser  . . . . . . . . . . . . .   22

                        ARTICLE V.  PRE-CLOSING COVENANTS . . . . . . . . .   22
       5.1.  Access to Information  . . . . . . . . . . . . . . . . . . . .   22
       5.2.  Conduct of Business  . . . . . . . . . . . . . . . . . . . . .   22
       5.3.  Financial Statements   . . . . . . . . . . . . . . . . . . . .   24
       5.4.  Notification   . . . . . . . . . . . . . . . . . . . . . . . .   25
       5.5.  Applications for FCC Consent   . . . . . . . . . . . . . . . .   25
       5.6.  Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . . . .   25
       5.7.  Other Consents   . . . . . . . . . . . . . . . . . . . . . . .   26
       5.8.  Release of Liens   . . . . . . . . . . . . . . . . . . . . . .   26
       5.9.  Satisfaction of Conditions   . . . . . . . . . . . . . . . . .   26
       5.10.  Confidentiality   . . . . . . . . . . . . . . . . . . . . . .   26
       5.11.  Publicity   . . . . . . . . . . . . . . . . . . . . . . . . .   26
       5.12.  Acquisition Proposals   . . . . . . . . . . . . . . . . . . .   27
       5.13.  Resignation of Directors  . . . . . . . . . . . . . . . . . .   27
       5.14.  Books and Records   . . . . . . . . . . . . . . . . . . . . .   27
       5.15.  Survey and Title Policy   . . . . . . . . . . . . . . . . . .   27

                       ARTICLE VI.  CONDITIONS TO CLOSING   . . . . . . . .   28
       6.1.  Conditions Precedent to Obligations of Purchaser   . . . . . .   28
              6.1.1.  Representations, Warranties and Covenants   . . . . .   28
              6.1.2.  Closing Documents   . . . . . . . . . . . . . . . . .   28
              6.1.3.  Consents and Approvals  . . . . . . . . . . . . . . .   28

              6.1.4.  No Adverse Proceedings  . . . . . . . . . . . . . . .   28
              6.1.5.  Indemnification Escrow Agreement  . . . . . . . . . .   29
              6.1.6.  Non Foreign Certificate   . . . . . . . . . . . . . .   29
              6.1.7.  Earnest Money Deposit   . . . . . . . . . . . . . . .   29
              6.1.8.  Year End Audited Financial Statements   . . . . . . .   29
       6.2.  Conditions Precedent to Obligations of Sellers   . . . . . . .   29
       6.2.1.  Representations, Warranties and Covenants  . . . . . . . . .   29
              6.2.2.  Closing Documents   . . . . . . . . . . . . . . . . .   29
              6.2.3.  Consents or Approvals   . . . . . . . . . . . . . . .   30
              6.2.4.  No Adverse Proceedings  . . . . . . . . . . . . . . .   30

             ARTICLE VII.  DOCUMENTS TO BE DELIVERED AT THE CLOSING   . . .   30
       7.1.  Documents to be Delivered by Sellers   . . . . . . . . . . . .   30
              7.1.1.  Transfer Documents  . . . . . . . . . . . . . . . . .   30
              7.1.2.  Certified Resolutions   . . . . . . . . . . . . . . .   30
              7.1.3.  Sellers' Certificate  . . . . . . . . . . . . . . . .   30
              7.1.4.  Good Standing Certificates  . . . . . . . . . . . . .   30
              7.1.5.  Other Documents   . . . . . . . . . . . . . . . . . .   30
       7.2.  Documents to be Delivered by Purchaser to the Sellers'
             Representative . . . . . . . . . . . . . . . . . . . . . . . .   30
              7.2.1.  Purchase Price  . . . . . . . . . . . . . . . . . . .   31
              7.2.2.  Certified Resolutions   . . . . . . . . . . . . . . .   31
              7.2.3.  Officer's Certificate   . . . . . . . . . . . . . . .   31
              7.2.4.  Good Standing Certificates  . . . . . . . . . . . . .   31
              7.2.5.  Other Documents   . . . . . . . . . . . . . . . . . .   31

                   ARTICLE VIII.  SURVIVAL AND INDEMNIFICATION  . . . . . .   31
       8.1.  Survival of Representations, Warranties and Covenants  . . . .   31
       8.2.  Limitations on Liability   . . . . . . . . . . . . . . . . . .   32
       8.3.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . .   32
       8.4.  Defense of Claims  . . . . . . . . . . . . . . . . . . . . . .   33

                            ARTICLE IX.  TERMINATION  . . . . . . . . . . .   34
       9.1.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . .   34
       9.2.   Effect of Termination   . . . . . . . . . . . . . . . . . . .   35

                      ARTICLE X.  MISCELLANEOUS PROVISIONS  . . . . . . . .   35
       10.1.  Specific Performance  . . . . . . . . . . . . . . . . . . . .   35
       10.2.  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .   36
       10.3.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   38
       10.4.  Successors and Assigns  . . . . . . . . . . . . . . . . . . .   38
       10.5.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

       10.6.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .   39
       10.7.  Amendments and Supplements  . . . . . . . . . . . . . . . . .   39
       10.8.  Rights of the Parties   . . . . . . . . . . . . . . . . . . .   39
       10.9.  Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . .   39
       10.10.  Further Assurances   . . . . . . . . . . . . . . . . . . . .   40
       10.11.  Transfers  . . . . . . . . . . . . . . . . . . . . . . . . .   40
       10.12.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . .   40
       10.13.  Severability   . . . . . . . . . . . . . . . . . . . . . . .   40
       10.14.  Execution in Counterparts  . . . . . . . . . . . . . . . . .   40
       10.15.  Titles and Headings  . . . . . . . . . . . . . . . . . . . .   40
       10.16.  Passage of Title and Risk of Loss  . . . . . . . . . . . . .   40
       10.17.  Certain Interpretive Matters and Definitions   . . . . . . .   40
       10.18.  No Recourse  . . . . . . . . . . . . . . . . . . . . . . . .   41
       10.19.  Sellers' Representative  . . . . . . . . . . . . . . . . . .   41

Exhibits

Exhibit A     Form of Indemnification Escrow Agreement
Exhibit B     Form of Deposit Escrow Agreement

Schedules

Schedule 2.2         Computation of Working Capital
Schedule 4.1.3       No Restrictions Against Sale of Shares/Required Consents
Schedule 4.1.4       Title to Securities
Schedule 4.2.4       No Restrictions on the Company; Required Consents
Schedule 4.2.7       Financial Statements
Schedule 4.2.8       Accounts Receivable
Schedule 4.2.9       FCC Matters
Schedule 4.2.11      Contracts
Schedule 4.2.12      Title to Assets
Schedule 4.2.13      Intellectual Property
Schedule 4.2.15      Real Property
Schedule 4.2.15(a)   Owned Real Property
Schedule 4.2.15(b)   Leased Real Property
Schedule 4.2.16      Insurance
Schedule 4.2.19(a)   Employee Agreements
Schedule 4.2.19(b)   List of Employees
Schedule 4.2.19(d)   Employee Policies
Schedule 4.2.20(a)   Employee Plans
Schedule 4.2.20(b)   Pension Plans
Schedule 4.2.20(d)   Completed and Corrected Employee Plan
Schedule 4.2.20(e)   Employee Litigation
Schedule 4.2.20(f)   Retirement Health Benefits
Schedule 4.2.20(g)   Other Employment Matters
Schedule 4.2.21      Litigation; Decrees
Schedule 4.2.22      Compliance with Laws; Permits
Schedule 4.2.23      Environmental Matters
Schedule 4.2.24      Taxes
Schedule 4.2.29      Debt
Schedule 4.3.3       No Restrictions Against Purchase of the Shares
Schedule 5.2(e) No Commitments or Agreements for Capital Expenditures or Capital Additions or Betterments

                                 DEFINED TERMS

Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
FCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Unadjusted Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .    2
Company Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Escrow Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Indemnification Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . .    2
Indemnification Escrow Agreement  . . . . . . . . . . . . . . . . . . . . .    2
Environmental Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Change of Control Payments  . . . . . . . . . . . . . . . . . . . . . . . .    2
Working Capital Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Overpayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Working Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Estimated Working Capital Statement . . . . . . . . . . . . . . . . . . . .    3
Final Working Capital Statement . . . . . . . . . . . . . . . . . . . . . .    3
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Deposit Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
FCC Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Final Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Interim Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Interim Balance Sheet Date  . . . . . . . . . . . . . . . . . . . . . . . .    8
FCC Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

                                                                            Page
                                                                            ----
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Owned Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Real Property Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Leased Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Employee Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Phase I Assessment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Environmental Costs and Liabilities . . . . . . . . . . . . . . . . . . . .   17
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Environmental Permit  . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Audited Year End Financial Statements . . . . . . . . . . . . . . . . . . .   24
Supplemental Financial Statements . . . . . . . . . . . . . . . . . . . . .   25
Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Surveys . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
ALTA/ACSM Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
ALTA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Title Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Indemnity Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
Indemnitee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
Indemnifiable Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
Third Party Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
Direct Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Sellers' Representative . . . . . . . . . . . . . . . . . . . . . . . . . .   41

                            STOCK PURCHASE AGREEMENT


       This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the ____ day of July 1997, by and among STC Broadcasting, Inc., a Delaware corporation ("Purchaser"), Abilene Radio and Television Company, a Delaware Corporation (the "Company"), and William L. Andrews, the Carol Cagle Trust, the Christine Cagle Testamentary Trust, the Larry Ackers GST Exempt Trust, the Brandon Ackers Trust, Gary R. Ackers and the Glen Ackers Trust (each, a "Seller", and collectively, the "Sellers").


                                   RECITALS:

       A. The Company presently conducts the business of operating television-broadcast stations KRBC-TV, Abilene, Texas, and KACB-TV, San Angelo, Texas, pursuant to certain authorizations issued by the Federal Communications Commission (the "FCC").

       B. The Sellers are the record and beneficial owners of an aggregate of 26,000 shares (the "Shares") of the Company's common stock, $1.00 par value per share (the "Common Stock"), which Shares constitute all of the issued and outstanding shares of Common Stock; and

       C. The Sellers desire to sell, and Purchaser desires to purchase, all of the Shares upon the terms and conditions set forth in this Agreement.

       NOW, THEREFORE, the parties hereto agree as follows:


                         ARTICLE I.  PURCHASE OF SHARES

       1.1. Purchase and Sale of Shares. On the terms and subject to the conditions hereof, at the Closing (as defined in Section 3.1), the Sellers will sell, transfer, convey, assign and deliver the Shares to Purchaser, and Purchaser will purchase and accept, all right, title and interest of the Sellers in and to the Shares, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (collectively, "Liens").

                          ARTICLE II.  PURCHASE PRICE

       2.1. Purchase Price. At the Closing, Purchaser will pay an aggregate amount (the "Unadjusted Purchase Price") for the Shares equal to $8,500,000, plus an aggregate amount equal to the Estimated Working Capital (as defined in Section 2.2) of the Company as of the Closing Date, minus the sum of the (i) aggregate amount of fees and expenses incurred or to be incurred by the Company in connection with this Agreement and the consummation of the transactions contemplated hereby, including without limitation any investment banking, brokers, finders, legal fees, or transfer taxes, conveyance and recording fees, documentary stamp taxes and all other similar charges (the "Company Expenses") and (ii) the gross amount of the Change of Control Payments. The Unadjusted Purchase Price is subject to certain post closing adjustments pursuant to
Section 2.2 (as adjusted, the "Purchase Price"). Of such Unadjusted Purchase Price, $475,000 (the "Escrow Deposit") shall be paid at the Closing to George Mason Bank, as escrow agent (the "Indemnification Escrow Agent"), to be held and distributed pursuant to the terms of the Indemnification Escrow Agreement to be executed by and among the Sellers, the Company, Purchaser and the Escrow Agent in the form of Exhibit A hereto (the "Indemnification Escrow Agreement") and the remainder of which shall be paid at the Closing to the Sellers' Representative (as defined in Section 10.19), on behalf of the Sellers, in each case by wire transfer of immediately available funds. The Escrow Deposit shall include $50,000 (the "Environmental Escrow") for the purpose of indemnifying Purchaser against certain environmental liabilities identified in the Phase I Assessment (as defined in Section 4.2.23) pursuant to the terms of the Indemnification Escrow Agreement. For purposes of this Agreement, "Change of Control Payments" means all payments, other than payment of the Purchase Price, to which any officer, director, employee or stockholder of the Company is entitled to receive as a result of the transaction contemplated hereby. At least five business days prior to the Closing, the Sellers' Representative shall deliver to the Purchaser a true and correct schedule of all amounts included in clause (i) and (ii) of the first sentence of this Section 2.1.

       2.2. Working Capital Adjustment. (a) At least five business days prior to the Closing Date, the Sellers' Representative shall deliver to Purchaser the Estimated Working Capital Statement (as defined below) setting forth the Sellers' good faith estimate of the amount of Estimated Working Capital as of the Closing Date (determined in accordance with Section 2.2(c)). Prior to the Closing, Purchaser, in its reasonable judgement, shall have the right to object to Sellers' calculation of the Estimated Working Capital, in which event such disputed amount (the "Working Capital Escrow") shall be paid at Closing by Purchaser to the Indemnification Escrow Agent to be held in escrow and distributed pursuant to the terms of the Indemnification Escrow Agreement.

              (b) Within 60 days after the Closing Date, the Purchaser will prepare and deliver to the Sellers' Representative the Final Working Capital Statement (as defined below) setting forth the amount of Final Working Capital as of the Closing Date (determined in accordance with Section 2.2(c)). If the Final Working Capital is greater than the Estimated Working Capital, then Purchaser shall pay to Sellers' Representative the amount equal to such underpayment, and the Purchaser and the Sellers' Representative shall instruct the Indemnification Escrow Agent to distribute to the Sellers' Representative the entire amount of the Working Capital Escrow. If the Final Working Capital is less than the Estimated Working Capital, then Sellers' Representative shall pay to Purchaser the amount equal to such overpayment (an "Overpayment"). Subject to Section 2.2(d), in the event of an Overpayment, if (i) the Working Capital Escrow is less than the Overpayment, then Sellers' Representative shall pay to Purchaser the amount of the Overpayment less the amount of the Working Capital Escrow, and Purchaser and the Sellers' Representative shall instruct the Indemnification Escrow Agent to distribute the entire amount of the Working Capital Escrow to Purchaser, and (ii) the Working Capital Escrow is greater than the Overpayment, then Purchaser and the Sellers' Representative shall instruct the Indemnification Escrow Agent to distribute to Purchaser the amount of the Overpayment from the Working Capital Escrow and distribute to the Sellers' Representative the remaining amount of the Working Capital Escrow. In any case, such payment shall be made within 10 business days of the Final Working Capital Statement becoming final and binding and shall be made by wire transfer of immediately available funds for credit to the recipient at a bank account identified by such recipient in writing.

              (c) As used herein, the term "Working Capital" shall mean the sum of cash, accounts receivable (less a 5% reserve and any notes receivable unrelated to advertising sales) and prepaid expenses, minus the sum of accounts payable and accrued expenses. Film and syndicated assets and payables are excluded from the calculation of Working Capital. The term "Estimated Working Capital Statement" shall mean the statement of Working Capital to be prepared by Sellers as of the Closing Date in accordance with this Section 2.2. The term "Final Working Capital Statement" shall mean the statement of Working Capital to be prepared by Purchaser as of the Closing Date in accordance with this Section 2.2. The Estimated Working Capital Statement and the Final Working Capital Statement (i) shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with the application of those principles in the Interim and Year End Balance Sheets (as hereinafter defined) and (ii) shall present fairly (or, in the case of the Estimated Working Capital Statement, a good faith estimate) of the Working Capital of the date thereof. By way of example, set forth on Schedule 2.2 is a computation of the Working Capital of the Company as of March 31, 1997 based upon the Interim Balance Sheet previously delivered to the Purchaser.

              (d) The Final Working Capital Statement shall be final and binding on the parties unless, within 30 days after delivery to the Sellers' Representative, notice is given by the Sellers' Representative to Purchaser of Sellers' objection setting forth in detail the basis for such objection. If notice of objection is given, the parties shall consult with each other with respect to the objection. Any amount that is not in dispute will be promptly paid by the party obligated to make such payment hereunder to the party entitled to receive such payment hereunder. If the parties are unable to reach agreement within 15 days after the notice of objection has been given, the dispute shall be referred for resolution to Coopers & Lybrand LLP (the "Accountants") as promptly as practicable. The Accountants will make a determination as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the Purchaser and the Sellers' Representative as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement and (iv) conclusive and binding upon each of the parties hereto. The fees and expenses of the Accountants will be shared equally by Purchaser and Sellers. Each of Purchaser and the Sellers' Representative, on behalf of the Sellers, will use their respective reasonable efforts to cause the Accountants to render their decision as soon as reasonably practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items.

       2.3. Earnest Money Escrow Deposit. For and in partial consideration of the execution and delivery of this Agreement, simultaneously with the execution and delivery of this Agreement, Purchaser will deposit in escrow with George Mason Bank (the "Deposit Escrow Agent") an original, irrevocable letter of credit (the "Letter of Credit") issued for the benefit of Sellers by Chase Manhattan Bank, N.A., for an amount equal to $425,000. The Letter of Credit is to be held as an earnest money deposit (the "Deposit"), in accordance with the terms and conditions of the Deposit Escrow Agreement in the form of Exhibit B hereto.

       2.4. Certain Tax Matters. All sales, use, transfer, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transfer of the Shares or otherwise on account of this Agreement or the transactions contemplated hereby will be borne by Sellers.


                           ARTICLE III.  THE CLOSING

       3.1. Date of Closing. The consummation of the purchase and sale of the Shares contemplated hereby (the "Closing") shall be deemed to take place as of 11:59 p.m. (midnight) on the last day of the calendar month during which the FCC Order becomes a Final Order or such other date designated by the parties in writing. The closing shall be held at the offices of Weil, Gotshal & Manges LLP, Dallas, Texas (or at such other place as the parties may designate). The date on which the Closing is effected is referred to in this Agreement as the "Closing Date." For purposes of this Agreement, an "FCC Order" shall mean a grant by the FCC, or of the Chief, Mass Media Bureau of the FCC, acting under delegated authority, consenting to the transfer of control to Purchaser of the FCC licenses, which grant shall not impose any condition that would result in a Material Adverse Change (as defined in Section 4.2.17), and a "Final Order" shall mean an FCC Order as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.


                  ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

       4.1. Representations and Warranties of Sellers. Each of the Sellers, severally and not jointly, makes the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.

              4.1.1. Authority. Such Seller (if other than an individual) has all power and authority necessary to enter into this Agreement and to perform his or its obligations hereunder.

              4.1.2. Effect of Agreement. This Agreement has been duly executed and delivered by such Seller and (assuming that this Agreement is a legal, valid, and binding obligation of each other party hereto) constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              4.1.3. No Restrictions Against Sale of the Shares; Required Consents. Except as listed or described on Schedule 4.1.3, the execution and delivery of this Agreement by such Seller does not, and the performance by such Seller of the transactions contemplated hereby to be performed by him or it will not (a) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which such Seller is a party, (b) constitute a violation of any law or regulation applicable to such Seller, or (c) result in the creation of any Lien upon any of the Shares. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or domestic or foreign court, government or governmental agency, authority, entity or instrumentality (each a "Governmental Entity") is required to be obtained or made by or with respect to such Seller in connection with the execution and delivery of this Agreement by such Seller or the performance by such Seller of the transactions contemplated hereby to be performed by him, except for (i) such of the foregoing as are listed or described on Schedule 4.1.3 and (ii) filings required by the FCC.

              4.1.4. Title to Securities. Such Seller owns of record and beneficially the number of shares of Common Stock set forth opposite his name on Schedule 4.1.4 and after consummation of the transactions contemplated hereby Purchaser will own, beneficially and of record and free and clear of any Lien, all of such Shares.

              4.1.5. Litigation. There is no action, suit, or proceeding pending, or to the knowledge of such Seller, threatened against such Seller that questions the validity of this Agreement or any action taken or to be taken by such Seller in connection with this Agreement.

       4.2. Representations and Warranties of Sellers and the Company. The Company and each of the Sellers, jointly and severally, make the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.

              4.2.1. Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease or otherwise hold the assets of the Company owned, leased or otherwise held by it and necessary to carry on the business of the Company as presently conducted by it. The Company is in good standing and duly qualified to conduct business as a foreign corporation in the state of Texas, which is the only jurisdiction in which the Company's ownership or lease of property or conduct makes such qualification necessary.

              4.2.2. Authorization of Agreement; Binding Obligation. The Company has the requisite corporate power to execute and to deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. The execution and delivery by the Company of this Agreement and the performance by it of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by duly authorized officers of the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              4.2.3. No Interest in Other Entities. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are owned or held by the Company.

              4.2.4.  No Restrictions on the Company; Required Consents.
Except as listed or described on Schedule 4.2.4, the execution and delivery of this Agreement by the Company does not, the performance by the Company of the transactions contemplated hereby to be performed by it and the consummation of the transactions contemplated hereby will not (a) conflict with the certificate of incorporation or bylaws of the Company, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which the Company is a party or by which any of its properties are bound, (c) constitute a violation of any domestic or foreign statute, law, ordinance, rule or regulation ("Law") applicable to the Company, or (d) result in the creation of any Lien upon any of the Company's assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity (including, without limitation, any consent, approval or authorization with respect to any contract, license or permit) is required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of the transactions contemplated hereby to be performed by it or the consummation of the transactions contemplated hereby, except for (i) such of the foregoing as are listed or described on Schedule 4.2.4 and (ii) filings required by the FCC.

              4.2.5. Capital Stock. The authorized capital stock of the Company consists of 100,000 shares of Common Stock. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights or federal or state securities laws, and are owned beneficially and of record as disclosed in
Schedule 4.1.4. There are no outstanding securities, rights (preemptive or other), subscriptions, calls, warrants, options, or other agreements (except for this Agreement) that give any person the right to purchase or otherwise receive or be issued any shares of capital stock of the Company or any security convertible into or exchangeable for any shares of capital stock of the Company. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of capital stock of the Company.

              4.2.6. No Third Party Options. There are no existing agreements with, options or rights of, or commitments to any person to acquire any of the Shares or any of the Company's assets or any interest therein.

              4.2.7. Financial Statements. Attached to Schedule 4.2.7 are true and complete copies of the unaudited balance sheet of the Company at March 31, 1997 and December 31, 1996, and the related unaudited statements of income, retained earnings and cash flows for the periods then ended all of which has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in Schedule 4.2.7. Such financial statements, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the dates indicated and the results of operations, cash flows and changes in shareholders' equity of the Company for the periods indicated and contain all adjustments, which are solely of a normal recurring nature and none of which are material, necessary to present fairly the financial position and results of operations of the Company for the periods indicated. References in this Agreement to the "Interim Balance Sheet" shall mean the balance sheet of the Company as of March 31, 1997 referred to above; and references in this Agreement to the "Interim Balance Sheet Date" shall be deemed to refer to March 31, 1997.

              4.2.8. Accounts Receivable. The accounts receivable of the Company as set forth on the Interim Balance Sheet and on Schedule 4.2.8, or arising since the date thereof, are valid; have arisen solely out of bona fide sales, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 120 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet.

              4.2.9. FCC Matters. The Company holds the FCC licenses listed on Schedule 4.2.9 (the "FCC Licenses"). The FCC Licenses constitute the licenses, permits and authorizations from the FCC to conduct the Company's business as it is presently conducted. The FCC licenses are valid, unimpaired in any respect and in full force and effect through the dates set forth on
Schedule 4.2.9. The operations of the Company have been conducted by the Company and Sellers in all material respects in accordance with the terms of the FCC Licenses, the Communications Act and the rules and regulations of the FCC. Except as set forth on Schedule 4.2.9, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses, and, except for actions or proceedings affecting television broadcast stations generally, no application, complaint, action, or to Sellers' knowledge, investigation or proceeding is pending or, to Sellers' knowledge, threatened that may result in the (a) the revocation, modification, non-renewal or suspension of any of the FCC Licenses, (b) the issuance of a cease-and-desist order or monetary forfeiture or (c) the imposition of any administrative or judicial sanction with respect to the Company. Neither the Company nor Sellers have any knowledge of any facts, conditions or events relating to Sellers or the Company including, without limitation, the Company's compliance with the Children's Television Act, that could reasonably be expected to cause the FCC to deny the transfer of control of the FCC licenses as provided for in this Agreement. The Company has filed with the FCC all reports, forms and statements required by the FCC to be filed by the Company, including, without limitation, applications for renewal of authority required by applicable Laws.

              4.2.10. Absence of Undisclosed Liabilities. The Company has no liabilities or obligations, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

              (a) those liabilities or obligations set forth on the Interim Balance Sheet and not heretofore paid or discharged;

              (b) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan, whether oral or written (each a "Contract"), specifically disclosed on Schedule 4.2.11; and

              (c) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the Interim Balance Sheet Date, which liabilities and obligations, individually and collectively, are not material in amount.

              For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

              4.2.11. Contracts. The Contracts listed on Schedule 4.2.11 constitute all Contracts to which the Company is a party or by which its assets or properties are bound. Each Contract is valid and enforceable in accordance with its terms; the Company is, and to the best of the Company's and Sellers' knowledge all other parties thereto are, in compliance with the provisions thereof; the Company is not, and to the best of the Company's and Sellers' knowledge no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Except as listed on Schedule 4.2.11, no Contract described or required to be described on
Schedule 4.2.11 requires the consent of any party in connection with the consummation of the transactions contemplated hereby, and all payments required to be made by the Company pursuant to any Contract have been made in accordance with the terms of such Contract.

              4.2.12.  Title to Assets.  Except as listed or described on
Schedule 4.2.12, the Company has good, valid and marketable title to all assets owned by it, and good and valid leasehold title to all assets used by it under leases or similar arrangements, in each case free and clear of all title defects, objections or Liens, other than (a) those reflected or reserved against in the Interim Balance Sheet, which shall be removed by Sellers at or prior to Closing, (b) Liens for Taxes, assessments and other governmental charges that are not due and payable and (c) Liens in favor of the lessors of the leased equipment shown on Schedule 4.2.11. (The items referred to in clauses (a), (b) and (c) in the immediately preceding sentence are hereinafter referred to as "Permitted Liens".)

              4.2.13. Intellectual Property. Schedule 4.2.13 contains an accurate and complete list of all domestic or foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, or other confidential proprietary information capable of being described on such schedule that is owned or used by the Company. Except as set forth on Schedule 4.2.13, the Company owns the entire right, title and interest in and to all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications owned or used by the Company and all trade secrets, technical knowledge, know-how and other confidential proprietary information and related ownership, use and other rights of Sellers, including but not limited to those listed or described on Schedule 4.2.13 (collectively, the "Intellectual Property") including, without limitation, the right to use and license the same. Except as set forth in Schedule 4.2.13, there are no pending, or to the knowledge of the Company and Sellers, threatened actions of any nature affecting the Intellectual Property. Schedule 4.2.13 lists all notices or claims currently pending or received by the Company or Sellers, which claim infringement of any domestic or foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information. Except as set forth on Schedule 4.2.13, there is, to the knowledge of the Company and Sellers, no reasonable basis upon which any claim may be asserted against the Company for infringement or misappropriation of any domestic or foreign letters patent, patents, patent applications, patent licenses, software licenses, and know-how licenses, trade names, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information.

              4.2.14. Condition of Assets. All the Company's operating assets are in good operating condition for equipment of its age and usage subject to normal wear and maintenance, are usable in the regular and ordinary course of business, are fit for their intended purpose of use, and conform to all applicable Laws, and all licenses, authorizations and approvals (collectively, "Permits") issued to the Company by any Governmental Entity relating to their construction, use and operation. No person other than the Company owns any equipment or other tangible assets or properties situated on the premises of the Company or necessary to the operations of the Company, except for items leased pursuant to Contracts disclosed on Schedule 4.2.11.

              4.2.15.  Real Property.

              (a) Title to Owned Real Property. All real property owned in fee by the Company is listed and described on Schedule 4.2.15(a), and title to such property, together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon (the "Owned Real Property"), is, and at Closing shall be, good and marketable, fee simple absolute, free and clear of all Liens, adverse claims and other matters affecting title to or possession of such Owned Real Property, including, but not limited to, all encroachments, boundary disputes, covenants, restrictions, easements, rights of way, mortgages, Liens, leases, encumbrances and title objections, excepting only the Permitted Liens and those matters listed on
Schedule 4.2.15(a). At Closing, title to the Owned Real Property shall be insurable by a title insurance company selected by Purchaser, at such company's regular rates, free of all exceptions except the aforesaid easements, restrictions and covenants that are not objectionable to Purchaser. Attached to Schedule 4.2.15(a) true, correct and complete copies of all policies of title insurance and any surveys in possession for the Owned Real Property.

              (b) Leased Real Property. Schedule 4.2.15(b) hereto contains a complete and accurate list and description of each lease, sublease or other agreement (the "Real Property Leases") under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Leased Real Property"). The Company has heretofore delivered to Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of the Company, or to the Company's or Sellers' knowledge, the landlord, exists under any Real Property Lease. The

Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens.

              (c) Zoning. No Owned Real Property and the Leased Real Property (collectively, the "Real Property") is subject to any zoning ordinance or other restriction that prohibits the use of such Real Property in substantially the same manner in which such Real Property is currently used and enjoyed.

              4.2.16. Insurance. Set forth in Schedule 4.2.16 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or its business, which are in full force and effect, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage and annual premium. Except as set forth in Schedule 4.2.16, no event relating to the Company or its business has occurred, which can reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two years and, to Sellers' knowledge, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Schedule 4.2.16, all such insurance will remain in full force and effect with respect to periods before the Closing. No event has occurred, including, without limitation, the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

              4.2.17. Conduct of the Business Since the Interim Balance Sheet Date. Since the Interim Balance Sheet Date, the Company has not:

              (a) sold, encumbered, assigned or transferred any assets or properties, except for the replacement or betterment of obsolete or worn out equipment in the ordinary course of business consistent with past practice, and not permit any assets or properties of the Company to be subjected to any Lien (other than the Permitted Liens);

              (b) made or suffered any material amendment of any Contract listed on Schedule 4.2.11 or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

              (c) suffered any event or circumstance that has had or could reasonably be expected to have a material adverse change in its results of operations, assets, properties, prospects or condition (financial or otherwise) (a "Material Adverse Change");

              (d) made capital expenditures or capital additions or betterments exceeding in the aggregate $100,000, or made commitments or agreements for such purposes exceeding in the aggregate $25,000;

              (e) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled, except in the ordinary course of business consistent with past practices;

              (f) changed any of the accounting principles followed by it or the methods of applying such principles; or

              (g) entered into any transaction other than in the ordinary course of business consistent with past practice;

              4.2.18. FCC Reports and Records. All material returns, reports and statements relating to the business of the Company required to be filed by the Company or Sellers with the FCC or any other Governmental Entity have been filed and when filed were correct and complete in all material respects. All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and will be correct and complete in all material respects when filed. All documents required by the FCC's rules to be placed in the Company's public files by the Company have been placed and are being held in such files. All logs and business records of every type and nature relating to the business and operations of the Company have been maintained in all material respects in accordance with the rules and regulations of the FCC.

              4.2.19.  Personnel Information.

              (a) Except as set forth on Schedules 4.2.19(a) or 4.2.20(a), neither the Company nor any Affiliate of the Company is a party to, has any obligation with respect to, or is bound by any employment or consulting agreement or any collective bargaining agreement or other labor agreement, or any pension, retirement, stock option, stock purchase, stock award, savings, profit sharing, deferred compensation, bonus, incentive compensation, change in control, group insurance, salary continuation during any absence from active employment for disability or other reasons, severance, sick days or other incentive or welfare contract, policy, plan or arrangement with respect to any employee, officer, director or other person and relating to the business of the Company (the "Employee Arrangements").

              (b) Schedule 4.2.19(b) hereto contains a true and complete list of all persons employed by the Company as of March 31, 1997, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Schedules 4.2.19(a) or 4.2.20(a)) for each such person, and a list of other terms of any and all agreements affecting such persons.

              (c) The Company has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Company's employees. There has been no organizational effort made or threatened by or on behalf of any labor union with respect to employees of the Company within the preceding three years. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company or Sellers, threatened against or affecting the Company.

              (d) Except as listed or described on Schedule 4.2.19(d), the Company, with respect to its employees, (i) has no written personnel policy applicable to such employees, (ii) is and has been in compliance for the past five years with all applicable Laws regarding employment and employment practices, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers' compensation and is not engaged in any unfair labor practices,
(iii) has no unfair labor practice charges or complaints pending or threatened against it before the National Labor Relations Board, (iv) has no grievances pending or, to the Company's or Sellers' knowledge, threatened against it, and
(v) has no charges pending, or to the Company's or Sellers' knowledge threatened, before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

              4.2.20. Employee Benefit Plans. (a) All "employee benefit plans," as defined by Section 3(3) of ERISA, all employment, consulting, separation or severance agreements, and all bonus or other incentive compensation, stock purchase or other equity-based compensation, severance, disability, salary continuation, educational assistance, employee loan, or deferred compensation or Section 125 plan, policy or arrangement, as to which the Company has any obligation or liability (contingent or otherwise) (the "Employee Plans") are listed on Schedule 4.2.20(a). There are no trades or businesses (whether or not incorporated) that are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 as amended (the "Code") (an "ERISA Affiliate"). Except as listed or described on Schedule 4.2.20(a), neither the Company nor any ERISA Affiliate has during the preceding six years made or had an obligation to make contributions to any benefit plan described in Sections 4001(a)(3), 4063 or 4064 of ERISA, and none of the Employee Plans is subject to Title IV of ERISA.

              (b) Except as set forth on Schedule 4.2.20(b), (i) each Employee Plan that is intended to qualify under Section 401 of the Code is so qualified and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code; and (ii) the Employee Plans have been maintained, in all material respects, in accordance with their terms and applicable law.

              (c) All contributions and payments required to have been made under any Employee Plan or any law (without regard to any waivers granted under Section 412 of the Code) to any trusts established thereunder or in connection therewith have been timely made.

              (d) With respect to each Employee Plan, a complete and correct copy of each of the following documents (if applicable) is attached to Schedule 4.2.20(d): (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent Form 5500 (including schedules); (iv) the most recent IRS determination letter; and (v) the most recent actuarial reports (including reports prepared for purposes of Financial Accounting Standards Board report no. 87, 106 and 112).

              (e) Except as disclosed in Schedule 4.2.20(e), to the knowledge of the Company and Sellers, there are no pending or threatened actions, claims or proceedings against any Employee Plan or its assets, plan sponsor, plan administrator or fiduciaries with respect to the operation of such plan (other than routine benefit claims).

              (f) Except as disclosed in Schedule 4.2.20(f), the Company does not maintain retiree life or retiree health plans which provide for continuing benefits or coverage except: (i) as may be required under Part 6 of Title I of ERISA and at the expense of the participant or the participant's beneficiary; or (ii) a medical expense reimbursement account plan pursuant to
Section 125 of the Code.

              (g) Except as disclosed in Schedule 4.2.20(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment becoming due to any employee (current, former or retired) of the Company; (ii) increase any benefits under any Employee Plan or any arrangement described in Section 4.2.19(a); (iii) result in the acceleration of the time of payment or vesting of any such benefits; or (iv) cause a limitation on the right of the Company to modify the terms and conditions of employment of any person to become effective.

              4.2.21. Litigation; Decrees. There are no judicial or administrative actions, proceedings or investigations pending or, to the Company's or Sellers' knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement. Except as listed or described on Schedules

4.2.21 or 4.2.22, there are no (i) lawsuits, claims, administrative or other proceedings or investigations relating to the conduct of the business of the Company pending or, to the Company's or Sellers' knowledge, threatened by, against or affecting the Company or (ii) judgments, orders or decrees of any Governmental Entity binding on the Company or its assets.

              4.2.22. Compliance With Law; Permits. The Company has complied in all material respects with each Law, judgment, order and decree of any Governmental Entity to which the Company or its business or assets is subject and is not currently in violation of any of the foregoing. The Company owns, holds, possesses or lawfully uses in its business all Permits that are material to conduct its business as now or previously conducted or for the ownership and use of its assets, free and clear of all Liens and in compliance with all Laws. All such Permits are listed and described on Schedule 4.2.22. The Company is not in default, nor has it received any notice of any claim of default, with respect to any such Permits. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.


              4.2.23. Environmental Matters.  Except as set forth in Schedule
4.2.23 or in the Draft Report, dated May 1, 1997, of the Phase I Environmental Site Assessment with respect to the Companies properties (the "Phase I Assessment"),which has been provided to Sellers' Representative:

              (a) the operations of the Company are in compliance with all applicable Environmental Laws, except where noncompliance could not reasonably be expected to result in Environmental Costs and Liabilities in excess of $5,000 individually or $10,000 in the aggregate;

              (b) (i) The Company has obtained and currently maintains all Environmental Permits necessary for its operations and is in compliance with such Environmental Permits;

              (c) there are no judicial or administrative actions, proceedings or investigations pending or, to the Company's or Sellers' knowledge, threatened against the Company alleging the violation of, or liability pursuant to, any Environmental Law or Environmental Permit;

              (d) neither the Company, nor to the Sellers' knowledge, any predecessor of the Company, has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of or reporting a Release or threatened Release of Hazardous Material into the environment;

              (e) neither the Company nor, to the Company's or Sellers' knowledge, any of its past or current facilities and operations, or, to the Sellers' knowledge, any predecessor of the Company, is subject to any outstanding written order, injunction, judgment, decree, ruling, assessment or arbitration award or any agreement with any Governmental Entity or other person relating to Environment Laws or the release of Hazardous Materials.

              (f) there is not now, nor, to the Company's or Sellers' knowledge, has there been in the past, on, in or under the Real Property or any other real property currently or formerly owned, leased or operated by the Company or any of its predecessors (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials,
(ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or
(iv) any radioactive substances; and

              (g) the Company is not subject to Environmental Costs and Liabilities with respect to Hazardous Materials, and no facts or circumstances exist that could reasonably be likely to result in the Company incurring Environmental Costs and Liabilities in excess of $5,000 individually or $10,000 in the aggregate.

              (h)    For purposes of the foregoing Section 4.2.23:

              "Environmental Costs and Liabilities" shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law or Environmental Claim or any order or agreement now in effect with any Governmental Entity or other person.

              "Environmental Law" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public and employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136, et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701, et seq., the Federal Safe Drinking Water Act, 42 U.S.C. Section 300F, et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651, et, seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

              "Environmental Permit" means any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law.

              "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Entity, including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous substance," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

              "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

              4.2.24.  Taxes.  Except as set forth on Schedule 4.2.24 hereto:

              (i) All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company has duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it. With respect to any period for which Taxes are not yet due from the Company, the Company has made due and sufficient current accruals for such Taxes in its financial statements. The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The Company has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

              (ii) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or threatened in regard to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company. No assessment of Taxes is proposed against the Company or any of its assets.

              (iii) The Company has not agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company.

              (iv) The Company is not a party to, is not bound by, or has no obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract.

              (v) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

              (vi)   None of the Sellers is a foreign person for purposes of
       Section 1445 of the Code.

              (vii) The Company is not qualified as an S corporation within the meaning of Section 1361(a)(1) of the Code.

              (viii) "Code" shall mean the Internal Revenue Code of 1986, as amended. "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and
       (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

              4.2.25. Commissions or Finders Fees. Except for the fee payable to Norman Fischer and Associates, Inc., which will be paid by Sellers, neither Sellers nor any person or entity acting on the behalf of Sellers or the Company have agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

              4.2.26. Books and Records. All of the minute books and stock record books of the Company have been provided to Purchaser for inspection and contain accurate records of all meetings of, and written consents by, the boards of directors (and any committees thereof) and stockholders of the Company since incorporation. The stock ledger and transfer books of the Company are complete and correct and properly reflect all transfers of the capital stock of the Company. All accounting, financial, reporting, business, tax, corporate and other similar books and records of the Company accurately reflect in all material respects the business and financial condition of the Company for the periods covered.

              4.2.27. Certain Business Practices and Regulations; Potential Conflicts of Interest. (a) None of the Company, any Seller or any directors, officers, agents or employees of the Company has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

              (b) None of the Sellers and none of the officers or directors of the Company or any entity controlled by any of the foregoing (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any person which is a lessor, lessee or customer of, or supplier of goods or services to, the Company, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests or other property with a fair market value of at least $5,000, in the aggregate, or any Permits, the use of which is necessary for the conduct of the Company's business, (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to the Company other than claims in the ordinary course of business, (iv) has sold to or purchased from the Company any assets or property for aggregate consideration in excess of $5,000 or (v) is a party to any contract or participates in any arrangement, written or oral, pursuant to which the Company provides services of any nature to any such individual or entity, except to such individual in his capacity as an employee of the Company.

              4.2.28. Disclosure. No representation or warranty by Sellers or the Company contained in this Agreement, and no statement contained in any document (including without limitation the financial statements referenced in Section 4.2.7., the closing documents delivered pursuant to Article VII and the Schedules hereto), list, certificate or other instrument furnished or to be furnished by or on behalf of the Company or any Affiliate thereof to Purchaser, or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, list, certificate or other instrument. Sellers have not failed to disclose to Purchaser any fact that could reasonably be expected to result in a Material Adverse Change.

              4.2.29. Debt. The Company has no Debt outstanding except as disclosed on Schedule 4.2.29. For purposes of this Agreement, "Debt" shall mean all indebtedness of the Company, including without limitation (i) all obligations of the Company for borrowed money or evidenced by bonds, debentures, notes, letters of credit, or other similar instruments, (ii) obligations as lessee under capital leases, (iii) obligations to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business and (iv) all obligations or indebtedness to others guaranteed by the Company, or secured by a lien on any of the assets of the Company.

       4.3. Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties to Sellers, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Sellers.

              4.3.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

              4.3.2. Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of Purchaser, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              4.3.3. No Restrictions Against Purchase of the Shares. Except as listed or described on Schedule 4.3.3, the execution and delivery of this Agreement by Purchaser does not, and the performance by it of the transactions contemplated hereby to be performed by it will not (a) conflict with its certificate of incorporation or by-laws, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which it is a party or by which it is bound, or (c) constitute a violation of any law or regulation applicable to it. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with its execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby to be consummated by it, except (i) as listed or described on Schedule 4.3.3 and (ii) filings required by the FCC.

              4.3.4. Qualification of Purchaser. Purchaser is, and pending Closing will be, qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire the Shares. There are no facts or proceedings that would reasonably be expected to disqualify Purchaser under the Communications Act or otherwise from acquiring the Shares or would cause the FCC not to approve the transfer of control of the FCC Licenses to Purchaser. Purchaser has no knowledge of any fact or circumstance relating to Purchaser or Purchaser's affiliates that would reasonably be expected to result in the denial of the application to transfer control of the FCC Licenses. No waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the transfer of control of the FCC Licenses to Purchaser, nor will processing pursuant to an exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

              4.3.5. Financing. At Closing, Purchaser will have available sufficient funds to enable it to deliver the Purchase Price in accordance with
Section 2.1.



                       ARTICLE V.  PRE-CLOSING COVENANTS

       5.1. Access to Information. Prior to the Closing, upon prior notice from Purchaser to the Sellers' Representative, the Sellers and the Company will afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the employees, assets, facilities and the books and records of the Company so as to afford Purchaser full opportunity to make such review, examination and investigation of the Company as Purchaser may desire to make, including without limitation an environmental evaluation of the Company. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, the Sellers will promptly furnish or cause to be furnished to Purchaser such financial and operating data and other information as is prepared by Seller in the ordinary course of business.

       5.2. Conduct of Business. Except as consented to by Purchaser in writing, during the period from the date of this Agreement and continuing until the Closing Date, the

Company will, and Sellers will cause the Company to, (i) conduct the Company's business only in the ordinary course of business and consistent with past practices, (ii) maintain in good repair all of the company's operating properties, (iii) maintain the validity of the FCC licenses, and comply in all material respects with all requirements of the FCC licenses and the rules and regulations of the FCC and all other laws and (iv) preserve intact the Company's present business operations, use its reasonable best efforts to keep available the services of the Company's officers and employees, and preserve the Company's relationships with suppliers, customers, licensors and others having business relationships with the Company. Without limiting the generality of the foregoing, the Company will, and the Sellers will cause the Company to:

              (a) not incur any liabilities, other than in the ordinary course of business consistent with past practice, or discharge or satisfy any Lien or pay any liabilities, other than in the ordinary course of business consistent with past practice, or fail to pay or discharge when due any liabilities of which the failure to pay or discharge will cause any material damage or risk of material loss to it or any of its assets or properties;

              (b) not incur any Debt, or any guarantee of any Debt of any third party;

              (c) not sell, assign or transfer any assets or properties of the Company, except for the replacement or betterment of obsolete or worn out equipment in the ordinary course of business consistent with past practice, and not permit any assets or properties of the Company to be subjected to any Lien (other than the Permitted Liens);

              (d) not make or suffer any amendment or termination of any Contract listed on Schedule 4.2.11 or permit, or cancel, modify or waive any substantial debts or claims held by it or waive any rights of substantial value, whether or not in the ordinary course of business;

              (e) not make commitments or agreements for capital expenditures or capital additions or betterments except as set forth in
       Schedule 5.2(e);

              (f) not acquire or agree to acquire any assets except in the ordinary course of business consistent with past practices;

              (g) not increase the salaries or other compensation of, or make any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or make any increase in, or any addition to, other benefits to which any of its employees may be entitled except in the ordinary course of business consistent with past practices;

              (h) not change any of the accounting principles followed by it or the methods of applying such principles;

              (i) not amend its certificate of incorporation or bylaws nor take any action with respect to any such amendment;

              (j) not authorize or issue any shares of the Company's capital stock or other equity securities nor grant any option, warrant, or right calling for the authorization or issuance of any such shares;

              (k) not take or omit to take any action as a result of which any representation or warranty of the Company or Sellers in Article IV would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

              (l) not enter into any Contract requiring payment by or to the Company in excess of $10,000 or in the aggregate in excess of $50,000;

              (m) not enter into any Contract or arrangement that would result in (i) the Company obtaining management rights with respect to any other television station or (ii) any third party obtaining management rights with respect to the Company;

              (n) not enter into any Contract or other transaction with any Seller or any affiliate of the Company or any Seller; and

              (o) not agree, in writing or otherwise, to do any of the foregoing.

       5.3. Financial Statements. (a) Within 60 days of the date of this Agreement, Arthur Andersen LLP shall deliver to Purchaser an audited balance sheet of the Company at December 31, 1996, and the related audited statements of income, retained earnings and cash flows for the fiscal year then ended, accompanied by the report thereon of Arthur Andersen LLP (the "Audited Year End Financial Statements"), all of which shall be prepared in accordance with GAAP consistently applied throughout the periods involved. The Audited Year End Financial Statements, including the related notes, (i) shall fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the date indicated and the results of operations, cash flows and changes in shareholders' equity of the Company for the period indicated and (ii) shall not differ materially from the unaudited financial statements as of and for the year ended December 31,

1996, described in Section 4.2.7. The cost of the Audited Year End Financial Statements shall be shared equally by Purchaser and the Sellers; provided, however, any amount over $30,000 shall be paid solely by Purchaser.

       (b) Within thirty (30) days after the end of each month following the date of this Agreement, the Company shall deliver to Purchaser an unaudited income statement and a balance sheet of the Company for the month then ended (collectively, the "Supplemental Financial Statements"). The Supplemental Financial Statements shall be certified by the Chief Financial Officer of the Company. Such certification shall state that: (a) the Supplemental Financial Statements were prepared in accordance with GAAP and practices consistent with those followed in the preparation of the financial statements delivered pursuant to Section 4.2.7 hereof, and may include the same exceptions listed on
Schedule 4.2.7; and (b) no material adjustments of such Supplemental Financial Statements are required for a fair presentation of the financial condition and results of operations of the Company for the period covered by such statements.

       5.4. Notification. (a) The Company and Sellers shall notify Purchaser, and Purchaser shall notify Sellers, of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Company or Sellers, or Purchaser, as the case may be, which challenges the transactions contemplated hereby.

              (b) The Company and Sellers will provide prompt written notice to Purchaser of any change in any of the information contained in its representations and warranties made in Article IV hereof or any Exhibits or Schedules referred to herein or attached hereto and shall promptly furnish any information that Purchaser may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in Article IV hereof or any Exhibits or Schedules referred to herein or attached hereto.

       5.5. Applications for FCC Consent. As promptly as practicable and in no event later than ten (10) days after the date of this Agreement, Sellers, the Company and Purchaser shall jointly file applications with the FCC requesting consent to the transfer of control of the FCC licenses from Sellers to Purchaser. Sellers, the Company and Purchaser will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to obtain promptly the Final Order by the FCC; provided, however, that none of the parties hereto shall have any obligation to participate in any evidentiary hearing.

       5.6. Hart-Scott-Rodino. As promptly as practicable after the date of this Agreement, Sellers, the Company and Purchaser shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino"), or shall mutually agree that no such filing is required. Sellers, the Company and Purchaser shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, in order to comply with the requirements of Hart-Scott-

Rodino. Any required filing fee related to this Agreement under Hart-Scott-Rodino shall be paid solely by Purchaser.

       5.7. Other Consents. Prior to Closing, the Company shall, and the Sellers shall and shall cause the Company to, use commercially reasonable efforts to obtain all of the consents (including the consents listed on Schedule 4.1.3, Schedule 4.2.4, and Schedule 4.2.11 hereto) that may be necessary in order for the Sellers and the Company to consummate the transactions contemplated by this Agreement. Prior to the Closing, the Purchaser shall use commercially reasonable efforts to assist the Sellers and the Company in obtaining the consents specified in paragraph (a) of this section.

       5.8. Release of Liens. Sellers shall cause the Company to, and the Company shall, obtain the release of all Liens (other than Permitted Liens described in clauses (b) and (c) of the definition of Permitted Liens) on the properties and assets of the Company at or prior to the Closing.

       5.9. Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article VI, prior to the Closing, each of the parties will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

       5.10. Confidentiality. Purchaser and Sellers shall each keep all information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, confidential pursuant to the terms of that certain letter agreement, dated April 18, 1997, between the Company and Purchaser (which shall remain in full force and effect and be unaffected hereby).

       5.11. Publicity. Prior to the Closing, no party hereto will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit either party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

       5.12. Acquisition Proposals. From and after the date of this Agreement, Sellers shall not, nor shall they authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, any Seller or the Company to, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire any of the Shares or any of the assets of the Company.

       5.13. Resignation of Directors. The Sellers and the Company shall cause such members of the board of directors of the Company and such officers of the Company as are designated by Purchaser to tender, effective at the Closing, their resignations from such positions with the Company.

       5.14. Books and Records. On the Closing Date, the Company will deliver to Purchaser all books and records of the Company.

       5.15. Survey and Title Policy. On or prior to the Closing Date, the Company shall deliver to Purchaser a current "as-built" metes and bounds survey for each parcel of Owned Real Property, including all easements that benefit such properties (collectively, the "Surveys"), which shall (A) be made in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping Minimum Standards in 1992 (the "ALTA/ACSM Standards") and meet the accuracy requirements of an "Urban" survey as defined therein, (B) be in form, scope and substance reasonably satisfactory to Purchaser, (C) contain optional survey requirements 1, 2, 3, 4, 6, 7(a), 7(b), 8, 9, 10, 11 and 13 as described on Table A of the ALTA/ACSM Standards, (D) contain a survey certification reasonably acceptable to Purchaser and (E) not reflect the existence of any Liens affecting or relating to the Owned Real Property other than Permitted Liens. In addition, the Company shall deliver to Purchaser on or prior to the Closing Date an American Land Title Association ("ALTA") title insurance policy (the "Title Policy") insuring title to each parcel of Owned Real Property, which Title Policy shall be (i) in an amount reasonably acceptable to Purchaser, (ii) contain such endorsements thereto as are available and as Purchaser shall deem necessary or desirable and (iii) not reflect the existence of any Liens affecting or relating to such Owned Real Property other than Permitted Liens. The cost of the Surveys and the Title Policy shall be shared equally by Purchaser and the Sellers; provided, however, any amount over $10,000 shall be paid solely by Purchaser.

                       ARTICLE VI.  CONDITIONS TO CLOSING

       6.1. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

              6.1.1.  Representations, Warranties and Covenants.

              (a) All representations and warranties of the Company and Sellers made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

              (b) All of the terms, covenants and conditions to be complied with and performed by the Sellers and the Company on or prior to the Closing Date shall have been complied with or performed.

              (c) Purchaser shall have received a certificate, dated as of the Closing Date, executed by Sellers, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 6.1.1(a) and (b) hereof have been fulfilled.

              6.1.2. Closing Documents. Sellers and the Company shall have delivered to Purchaser the documents identified in Section 7.1.

              6.1.3. Consents and Approvals. The FCC Order shall have become a Final Order and all applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated. Each of the governmental and other approvals, third-party consents or waivers listed on Schedules 4.1.3, 4.2.4, 4.2.11 and
4.3.3 shall have been obtained without the modification of any material terms or conditions of any applicable Contract (unless such modification shall have been previously consented to in writing by Purchaser), and all Permits and Environmental Permits that Purchaser shall reasonably determine to be necessary to continue the operations of the Company following the Closing shall have been obtained.

              6.1.4. No Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or Governmental Entity shall have been rendered against, any party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

              6.1.5. Indemnification Escrow Agreement. Sellers and Escrow Agent shall have executed and delivered to Purchaser the Indemnification Escrow Agreement.

              6.1.6. Non Foreign Certificate. Each Seller shall provide an affidavit pursuant to Section 1445(b)(2) of the Code (and the Treasury Regulations thereunder) that such Seller is not a foreign person.

              6.1.7. Earnest Money Deposit. Sellers shall have instructed the Deposit Escrow Agent in writing to return the Deposit to Purchaser in accordance with the terms of the Deposit Escrow Agreement.

              6.1.8. Year End Audited Financial Statements. The Audited Year End Financial Statements shall be satisfactory in all material respects to Purchaser in its reasonable judgment.

       6.2. Conditions Precedent to Obligations of Sellers. The obligations of Sellers under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Sellers' Representation on behalf of the Sellers:

              6.2.1.  Representations, Warranties and Covenants.

              (a) All representations and warranties of Purchaser made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

              (b) All of the terms, covenants and conditions to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with or performed.

              (c) Sellers shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized officer thereof, certifying in such detail as Sellers may reasonably request that the conditions specified in Sections 6.2.1(a) and (b) have been fulfilled.

              6.2.2. Closing Documents. Purchaser shall have delivered to Sellers the documents identified in Section 7.2.

              6.2.3. Consents or Approvals. The FCC Order shall have become a Final Order and all applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.

              6.2.4. No Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto, which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.


             ARTICLE VII.  DOCUMENTS TO BE DELIVERED AT THE CLOSING

       7.1. Documents to be Delivered by Sellers. At the Closing, Sellers will deliver to Purchaser the following, at the expense of Sellers and in proper form for recording when appropriate:

              7.1.1. Transfer Documents. Certificates evidencing the Shares accompanied by stock powers or other instruments of transfer (in form and substance reasonably satisfactory to the Purchaser) duly executed in blank, with signatures guaranteed, and such other documents and instruments of transfer as Purchaser may reasonably request conveying and transferring title to the Shares.

              7.1.2. Certified Resolutions. Certified resolutions of the Boards of Directors and the stockholders of the Company approving the execution and delivery of this Agreement and each of the other documents delivered by the Company pursuant hereto and authorizing the consummation of the transactions contemplated hereby and thereby.

              7.1.3. Sellers' Certificate. A certificate, dated the Closing Date, executed by the Sellers in the form described in Section 6.1.1.

              7.1.4. Good Standing Certificates. Governmental certificates showing that the Company is duly incorporated and in good standing in the state of its incorporation and in good standing in Texas, certified as of a date not more than five (5) days before the Closing Date.

              7.1.5. Other Documents. Such additional documents, instruments and certificates as Purchaser shall reasonably request.

       7.2. Documents to be Delivered by Purchaser to the Sellers' Representative. At the Closing, Purchaser will deliver to the Sellers' Representative on behalf of the Sellers.

              7.2.1. Purchase Price. The Unadjusted Purchase Price by wire transfer of immediately available funds to such account as shall have been designated in writing by the Sellers' Representative at least two business days prior to Closing, less the amount of the Escrow Deposit delivered by wire transfer of immediately available funds.

              7.2.2. Certified Resolutions. Certified resolutions of the Board of Directors of Purchaser approving the execution and delivery of this Agreement and each of the other documents delivered by Purchaser pursuant hereto and authorizing the consummation of the transactions contemplated hereby and thereby.

              7.2.3. Officer's Certificate. A certificate, dated the Closing Date, executed on behalf of the Purchaser in the form described in Section 6.2.1.

              7.2.4. Good Standing Certificates. Governmental certificates showing that Purchaser is duly incorporated and in good standing in the state of its incorporation certified as of a date not more than five (5) days before the Closing Date

              7.2.5. Other Documents. Such other additional documents, instruments and certificates as Sellers shall reasonably request.


                  ARTICLE VIII.  SURVIVAL AND INDEMNIFICATION

       8.1. Survival of Representations, Warranties and Covenants. (a) Except as to (i) the representations and warranties contained in Section 4.1.1, 4.1.2, 4.1.4, 4.2.2 and 4.2.5, which shall survive the Closing and remain in effect indefinitely, (ii) the representations and warranties contained in Sections
4.2.19 and 4.2.20, which shall survive the Closing until the expiration of the statute of limitations applicable thereto, (iii) the representations and warranties contained in Section 4.2.23 and the covenant contained in Section 8.3(a)(iii), which shall survive the Closing until the expiration of three years from the Closing Date, and (iv) the representations and warranties contained in Section 4.2.24, which shall survive the Closing until sixty days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension (whether automatic or permissive); the representations and warranties of the Company, Sellers and Purchaser contained in this Agreement shall survive the Closing until the expiration of one year from the Closing Date. Any claim for indemnification with respect to any of such matters that is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss (as defined in Section 8.2) asserted within such period of survival as herein provided will be timely made for purposes hereof.

              (b) The covenants in this Agreement will survive the Closing and remain in effect indefinitely, unless any such covenant provides that it will survive for a different period after the Closing (in which event such different period shall apply).

       8.2. Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Entity), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith and (v) "Third Party Claim" means any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

              (b) Notwithstanding any other provision hereof or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 8.3(a)(i) or 8.3(b)(i) (other than those contained in Sections 4.1.1, 4.1.2, 4.1.4, 4.2.2, 4.2.5, 4.2.19, 4.2.20, 4.2.23 and 4.2.24) unless and until the aggregate amount of claims in respect of breaches of representations and warranties asserted for Indemnifiable Losses under 8.3(a)(i) or 8.3(b)(i), as applicable, exceeds $25,000, in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party to the extent of the full amount of Indemnifiable Losses. In no event shall any Seller be entitled to any right of contribution against the Company with respect to any Indemnifiable Loss.

              (c) In the event Purchaser receives an Indemnity Payment for any Indemnifiable Loss pursuant to Section 8.3(a)(i) for any breach of a representation or warranty under Section 4.2.8 relating to the uncollectibility of an account receivable, then Purchaser shall assign to Sellers'
Representative all of Purchaser's rights in such uncollectible account receivable.

       8.3. Indemnification. (a) Subject to Sections 8.1 and 8.2, Sellers jointly and severally agree to indemnify, defend and hold harmless Purchaser and its Affiliates and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                (i) any breach of representation or warranty of the Company or Sellers under the terms of this Agreement and any certificate or other document delivered pursuant hereto;

               (ii) any breach or nonfulfillment of any agreement or covenant of the Company or Sellers under the terms of this Agreement; and

              (iii)  any matter identified in the Phase I Assessment.

              (b) Purchaser agrees to indemnify, defend and hold harmless Sellers and their Affiliates and their respective directors, officers, partners, employees, agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                (i) any breach of representation or warranty of Purchaser under the terms of this Agreement and any certificate or other document delivered pursuant hereto;

               (ii) any breach or nonfulfillment of any agreement or covenant of Purchaser under the terms of this Agreement; and

              (iii) the conduct of the business of the Company after the Closing Date.

       8.4. Defense of Claims. (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

              (b) If, within 10 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 8.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 8.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.

              (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 8.4(a) or 8.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially damaged as a result of such failure.

              (d) The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VIII.

              (e) Any indemnification payment pursuant to this Article VIII shall be treated by Sellers and Purchaser as an adjustment to the to the Purchase Price. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable to Purchaser by any taxing authority, Sellers shall indemnify Purchaser for any Taxes payable by Purchaser by reason of the receipt or accrual of such indemnity payment (including any payments under this Section 8.4(e)).


                            ARTICLE IX.  TERMINATION

       9.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing, if the party seeking to terminate is not then in material default or breach of this Agreement:

              (a)    By the mutual written consent of Purchaser and Sellers;

              (b) By either Purchaser or Sellers if the Closing shall not have occurred on or before December 31, 1997; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose delay or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

              (c) By either Purchaser or Sellers if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof; or

              (d) By either Purchaser or Sellers if, prior to the Closing Date, the other party is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within fifteen (15) days of the date of notice of default served by the party claiming such material default, provided that such terminating party shall not also be in material breach of this Agreement at the time notice of termination is delivered; or

       9.2. Effect of Termination. Except as otherwise provided in the third sentence of this Section 9.2, in no event shall termination of this Agreement relieve any party of any liability for breaches of this Agreement prior to the date of termination. In the event this Agreement is terminated as provided in
Section 9.1(a), (b) or (c), Buyer and the Sellers' Representative shall immediately instruct the Deposit Escrow Agent to return the Deposit to Purchaser. In the event this Agreement is validly terminated as provided in
Section 9.1(d) and Purchaser is the breaching party, then the Sellers' sole and exclusive remedy under this Agreement shall be the right to receive, as liquidated damages, the Deposit. In the event this Agreement is validly terminated as provided in Section 9.1(d) and the Company or any Seller is the breaching party, then Purchaser shall be entitled to receive the immediate return of the Deposit.


                      ARTICLE X.  MISCELLANEOUS PROVISIONS

       10.1. Specific Performance. The Sellers hereby acknowledge that if the Company or any Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the Purchaser for its injury. Purchaser shall therefore to the extent provided by applicable law be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement.

       10.2. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

              (a)    If to the Company, to:

                            Abilene Radio and Television Company
                            1037 Los Jardines Circle
                            El Paso, Texas 79912
                            Facsimile No.:  (915) 584-0216
                            Attention:  Gary R. Ackers

                     with a copy to each of:

                            Kaye, Scholer, Fierman, Hays & Handler, LLP
                            901 15th Street, N.W.
                            Washington, D.C. 20005
                            Facsimile No.:  (202) 682-3580
                            Attention:  Jason L. Shrinsky

                            McMahon, Surovik, Suttle, Buhrmann,
                              Hicks & Gill
                            400 Pine Street, Suite 800
                            Abilene, Texas  79601
                            Facsimile No.:  (915) 676-8836
                            Attention:  Bob Surovik

              (b)    If to the Sellers, to:

                            Gary R. Ackers, as Sellers' Representative
                            1037 Los Jardines Circle
                            El Paso, Texas 79912
                            Facsimile No.:  (915) 584-0216
                     with a copy to each of:

                            Kaye, Scholer, Fierman, Hays & Handler, LLP
                            901 15th Street, N.W.
                            Washington, D.C. 20005
                            Facsimile No.:  (202) 682-3580
                            Attention:  Jason L. Shrinsky

                            McMahon, Surovik, Suttle, Buhrmann,
                              Hicks & Gill
                            400 Pine Street, Suite 800
                            Abilene, Texas  79601
                            Facsimile No.:  (915) 676-8836
                            Attention:  Bob Surovik

                            Bank One, Texas, N.A., Trust Department
                            500 Throckmorton
                            Ft. Worth, Texas 76113
                            Attention: John Sloan

                            First National Bank of Abilene
                            P.O. Box 701
                            Abilene, Texas 79604
                            Attention: Kirk Thaxton

              (c)    If to Purchaser, to:

                            STC Broadcasting, Inc.
                            3839 4th Street N., Suite 420
                            St. Petersburg, Florida  33703
                            Facsimile No.:  (813) 821-8092
                            Attention:  David A. Fitz
                     with a copy to each of:

                            Hicks, Muse, Tate & Furst Incorporated
                            200 Crescent Court, Suite 1600
                            Dallas, Texas  75201
                            Facsimile No.:  (214) 740-7313
                            Attention:  Lawrence D. Stuart, Jr.

                            Weil, Gotshal & Manges LLP
                            100 Crescent Court, Suite 1300
                            Dallas, Texas  75201
                            Facsimile No.:  (214) 746-7777
                            Attention:  Jeremy W. Dickens

or to such other address or addresses as any such party may from time to time designate as to itself by like notice. Notwithstanding anything to the contrary contained herein, any notice required to be delivered hereunder to any Seller by Purchaser may be delivered by Purchaser to the Sellers'
Representative, on behalf of such Seller, pursuant to this Section 10.2.

       10.3. Expenses. Except as otherwise expressly provided herein, Sellers will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

       10.4. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that (a) nothing in this Agreement is intended to limit Purchaser's ability to sell or to transfer any or all of the Shares or assets of the Company following the Closing Date, (b) upon notice to the Sellers' Representative, Purchaser may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof or to any person or entity that acquires all or substantially all of the assets or voting stock of Purchaser, and (c) Purchaser may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to Purchaser for the acquisition of the Shares. Sellers agree to execute acknowledgements of such assignment(s) and collateral assignments in such forms as Purchaser or Purchaser's institutional lender(s) may from time to time reasonably request. In the event of such a proposed assignment by Purchaser, the provisions of this Agreement shall inure to the benefit of and be binding upon Purchaser's assigns.

       10.5.  Waiver.  Purchaser and Sellers by written notice to the other may
(a) extend the time for performance of any of the obligations of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered in connection herewith, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that no such party may, without the prior written consent of the other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates) representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

       10.6. Entire Agreement. Except as provided for in Section 5.10, this Agreement (including the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) relating to the matters contemplated hereby. This Agreement (together with the Exhibits and Schedules hereto) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein.

       10.7. Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the parties hereto.

       10.8.  Rights of the Parties.  Except as provided in Sections 10.3,
10.18 and Article VIII, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

       10.9. Brokers. Purchaser hereby agrees to indemnify and hold harmless Sellers, and Sellers hereby agrees to indemnify and hold harmless Purchaser, against any liability, claim, loss, damage or expense incurred by Purchaser or by Sellers, respectively, relating to any fees or commissions owed to any broker, finder, or financial advisor as a result of actions taken by Purchaser or by Sellers, respectively.

       10.10. Further Assurances. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

       10.11. Transfers. Purchaser and Sellers will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Shares and the Company with a minimum of disruption to the operations and employees of the businesses of Purchaser and the Company.

       10.12. Governing Law. This Agreement, including without limitation, the interpretation, construction and validity hereof, shall be governed by the Laws of the state of Texas.

       10.13. Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable Law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

       10.14. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

       10.15. Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

       10.16. Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Shares will not pass to Purchaser until such Shares are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Central Time) on the Closing Date.

       10.17. Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) "or" is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, and (v) the terms "Subsidiary" and "Affiliate" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the 1934 Act. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

              (b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

       10.18. No Recourse. Notwithstanding any of the terms or provisions of this Agreement, each Seller agrees that neither it nor any person acting on its behalf may assert any claims or cause of action against any officer or director of Purchaser or stockholder of Purchaser in connection with or arising out of this Agreement or the transactions contemplated hereby.

       10.19. Sellers' Representative. Each Seller hereby designates Gary R. Ackers, as representative to act on behalf of all Sellers as contemplated or provided herein ("Sellers' Representative"), including without limitation, (a) to amend this Agreement and to defend and settle any claims arising hereunder and take any such actions with respect to the Escrowed Funds as Sellers shall deem necessary or appropriate; (b) to receive, hold and deliver to Purchaser the share certificates and any other documents relating thereto on behalf of the Sellers; (c) to execute, acknowledge, deliver, record and file all ancillary agreements, certificates and documents that the Sellers deem necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement; (d) to receive any payments or notices due under this Agreement and acknowledge receipt for such payments or notices; (e) to waive any breach or default under the Agreement, or to waive any condition precedent to the Closing; (f) to terminate this Agreement; and (g) to receive service of process in connection with any claims under this Agreement. Purchaser shall be entitled to rely upon instructions and notices from Gary R. Ackers with respect to this Agreement, and Purchaser shall not be liable for any acts or omissions of the Sellers' Representative in connection with the performance by him of his obligations under this Agreement (including, without limitation, the payment of the Purchase Price as provided for in Section 2.1 hereof).

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                               WILLIAM L. ANDREWS


                                       /s/ WILLIAM L. ANDREWS
                                       -----------------------------------------


                               GARY R. ACKERS


                                       /s/ GARY R. ACKERS
                                       -----------------------------------------


                               CAROL CAGLE TRUST
                                       By: Bank One, Texas, N.A., as Trustee

                                       By:  /s/ JOHN D. SLOAN
                                          --------------------------------------
                                       Name: John D. Sloan
                                            ------------------------------------
                                       Title: Vice President
                                             -----------------------------------


                               CHRISTINE CAGLE TESTAMENTARY TRUST
                                       By: Bank One, Texas, N.A., as Trustee


                                       By:  /s/ JOHN D. SLOAN
                                          --------------------------------------
                                       Name: John D. Sloan
                                            ------------------------------------
                                       Title: Vice President
                                             -----------------------------------

                               LARRY ACKERS GST EXEMPT TRUST
                                       By: First National Bank of Abilene, as
                                       Trustee

                                       By: /s/ KIRK W. THAXTON
                                          --------------------------------------
                                       Name: Kirk W. Thaxton
                                            ------------------------------------
                                       Title: Sr. Vice President & Trust Officer
                                             -----------------------------------

                               BRANDON ACKERS TRUST
                                       By: First National Bank of Abilene, as
                                       Trustee

                                       By: /s/ KIRK W. THAXTON
                                          --------------------------------------
                                       Name: Kirk W. Thaxton
                                            ------------------------------------
                                       Title: Sr. Vice President & Trust Officer
                                             -----------------------------------

                               GLEN ACKERS TRUST
                                       By: First National Bank of Abilene, as
                                       Trustee


                                       By: /s/ KIRK W. THAXTON
                                          --------------------------------------
                                       Name: Kirk W. Thaxton
                                            ------------------------------------
                                       Title: Sr. Vice President & Trust Officer
                                             -----------------------------------

                               ABILENE RADIO AND TELEVISION COMPANY


                                              By:  /s/ GARY L. ACKERS
                                                 -------------------------------
                                              Name: Gary L. Ackers
                                                   -----------------------------
                                              Title: President
                                                    ----------------------------


                               STC BROADCASTING, INC.


                                              By: /s/ DAVID A. FITZ
                                                 -------------------------------
                                              Name: David A. Fitz
                                                   -----------------------------
                                              Title:  CFO
                                                    ----------------------------